Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Insite Vision Incorporated for the registration of 1,460,000 shares of its common stock and to the incorporation by reference therein of our report dated January 30, 2003, with respect to the consolidated financial statements of InSite Vision Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California February 9, 2006